EXHIBIT 99.1

Premier Exhibitions Names Michael J. Little as Interim President and Chief Executive Officer

Board of Directors Initiates Executive Search for Permanent Replacement

ATLANTA, June 19, 2014 (GLOBE NEWSWIRE) -- The Board of Directors of Premier Exhibitions, Inc. (Nasdaq:PRXI), a major developer of touring museum-quality exhibits, today announced that Michael J. Little, Chief Financial Officer and Chief Operating Officer, has been named Interim President and Chief Executive Officer. Mr. Little's appointment is the result of the resignation of Samuel S. Weiser, formerly President and Chief Executive Officer of the Company, as of June 13, 2014. Mr. Weiser will, however, remain as a Director on the Company's Board of Directors.

The Board of Directors has already initiated a formal search for a permanent President and Chief Executive Officer and engaged an executive search firm to source qualified candidates.

"We thank Sam for his work for the Company over the last two years, and appreciate Michael stepping into the role of President and CEO on a temporary basis," said Mark A. Sellers, Chairman of the Board of Directors. "In the meantime, Premier will continue to work with our financial advisor to explore strategic alternatives and will continue its work to strengthen the Company's business."

About Premier Exhibitions

Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, GA, is a major provider of museum quality exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company's exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.

Additional information about Premier Exhibitions is available at www.prxi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions' most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Investor Contact:
         Michael J. Little
         (404) 842-2600
         michael.little@prxi.com